Exhibit 99.1
        PRESS RELEASE
For Immediate Release

                            Contacts:    Michael W. Metcalf, CFO
                                    Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES
FISCAL 20201 FIRST QUARTER RESULTS

HOUSTON — February 2, 2021 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2021 first quarter ended December 31, 2020.

Fiscal First Quarter Key Highlights:
•Revenues totaled $107 million;
•Backlog as of December 31, 2020 totaled $465 million;
•Net Loss was $364 thousand, or a $0.03 loss per diluted share;
•Cash and short-term investments as of December 31, 2020 totaled $150 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Despite ongoing challenges of the pandemic and traditional seasonality in year-end capital activity, we are encouraged by the sequential uptick in new awards. The $91 million in new orders further supports our strong backlog and improves our ability to plan the business for better financial performance over the balance of fiscal 2021. Although our core Oil, Gas and Petrochemical end markets remain challenged, we continue to experience more stable activity across the other sectors we serve, including Utility and Traction. While this moderate shift in mix may have an impact on the quality of our backlog looking forward, our ongoing strong execution of engineering only projects in our backlog should enable us to leverage our cost structure and workforce while the energy markets continue to recover.”

Revenues for the first quarter of fiscal 2021 totaled $106.6 million compared to $114.7 million in the fourth fiscal quarter of 2020 and revenue of $134.2 million for the first quarter of fiscal 2020.
New orders placed in the first quarter totaled $91 million compared to $57 million of net new orders in the fourth quarter of 2020 and $137 million of new orders in the first quarter of fiscal 2020.
Backlog as of December 31, 2020 totaled $465 million, representing a sequential decline of 2% compared to $477 million as of September 30, 2020 and compared to $426 million as of December 31, 2019.
Net loss for the first fiscal quarter was $0.4 million, or $0.03 loss per diluted share, compared to fourth quarter of fiscal 2020 net income of $3.0 million, or $0.25 per diluted share, and compared to net income of $2.8 million, or $0.24 per diluted share, in the first quarter of fiscal 2020.

Mr. Cope added, “Our overall financial strength, as well as Powell’s reputation as a premier electrical equipment and solutions provider with a solid performance and safety record, position us well for the future. This provides the business with significant flexibility in this environment as we assess opportunities that may complement our business and help position the Company for future growth. We remain focused on providing unsurpassed value for our customers as we navigate through this dynamic environment.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “We continue to expect a challenging macro-environment across our industrial end markets through fiscal 2021. That said, we anticipate that commercial activity for projects that are led by low priced, abundant natural gas will continue to exhibit more favorable economics than our other industrial end markets; while we expect that the Utility and Traction markets will remain solid throughout fiscal 2021. Our expectation is that over half of our current backlog will convert to revenue throughout the fiscal year. As we navigate through this cycle, we remain focused on flawless project execution, as well as cost and cash discipline, in order to optimize margin levels and preserve the strength of our balance sheet.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, February 3, 2021 at 11:00 a.m. Eastern time. To participate in the conference call, dial 877-270-2148 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 10, 2021. To access the replay, dial 877-344-7529 using a passcode of 10151716#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2020	2019
(In thousands, except per share data)
	(Unaudited)

Revenues	$106,575	$134,150
Cost of goods sold	88,304	112,324
Gross profit	18,271	21,826

Selling, general and administrative expenses	16,874	17,289
Research and development expenses	1,673	1,474
Amortization of intangible assets	44	44
Operating income (loss)	(320)	3,019

Interest expense	50	67
Interest income	(111)	(381)
Income (loss) before income taxes	(259)	3,333

Income tax provision	105	558

Net income (loss)	$(364)	$2,775

Earnings (loss) per share:
Basic	$(0.03)	$0.24
Diluted	$(0.03)	$0.24

Weighted average shares:
Basic	11,674	11,614
Diluted	11,674	11,665

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,630	$2,597
Capital Expenditures	$961	$2,422
Dividends Paid	$3,028	$3,013

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	September 30, 2020
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$149,710	$178,921

Other current assets	160,581	156,737

Property, plant and equipment, net	114,866	114,372

Long-term assets	23,153	22,248

Total assets	$448,310	$472,278

Liabilities and equity:

Current liabilities	$126,828	$152,947

Long-term debt, net of current maturities	—	400

Deferred and other long-term liabilities	13,637	12,305

Stockholders’ equity	307,845	306,626

Total liabilities and stockholders’ equity	$448,310	$472,278

SELECTED FINANCIAL DATA:

Working capital	$183,463	$182,711